Sales & Business
Development Outsourcing Agreement between McGat Enterprises, LLC and ION Networks, Inc.

Based upon multiple conversations with the senior management team at ION Networks, Inc. (“ION”), McGat Enterprises, LLC (“McGat Enterprises” or “McGat”) is entering into this agreement, which sets forth our understanding of the scope of sales support to be provided to the ION team to increase the overall revenue of ION’s business during 2007 and 2008.  Execution of this proposal by both parties will confirm that ION has retained McGat Enterprises pursuant to this agreement.

ION is well positioned with its remote administrative management, secure access technology, and industry knowledge to capitalize on growth in the dynamic security and remote access communications market.  With the unique combination of a technology appliance and an emerging software services model, ION has the potential to create real value for its shareholders.  Service providers, equipment manufactures, enterprises, and departments within the U.S. Government remotely manage, monitor and secure critical voice and data networks with ION’s industry leading technology.

Even though ION has been in existence for over 20 years, the Company has the potential to move into the growth stage of its business model with the recent upgrade of its technology platform, the addition of additional advanced features, and an overhaul of ION’s operational model.  The financial model has been sized to create a profitable business at current revenue levels and is constrained in the ability to invest in traditional growth initiatives.  The share price, and associated market capitalization, is also somewhat limited due to constrained growth.  The current needs of the business include refinement of the product-to-market

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operating model with consideration of market and investor needs, market positioning and branding for business & corporate development purposes, and overall development of sales, business development, and channel management operations.

Achievement of sustainable and profitable revenue growth is McGat’s primary goal during the term of this agreement.

McGat Enterprises will commence the development of market and channel relationships with the goal of significantly improving the current revenue flow.   McGat Enterprises will work, per ION’s direction, in concert with the current ION Sales Team on all current initiatives, customer engagements, and business development partners and deliver new relationships to ION as the relationship progresses.

In support of the business development effort, McGat will:

Analyze the addressable market to pre-qualify potential revenue generating accounts

Develop a strategic plan to penetrate target accounts

Arrange meetings, introductions, and reviews with target accounts

Identify strategic third party distributors, value added resellers, systems integrators, and agents (as required in the International markets) and arrange meetings, introductions, and reviews with such entities

Negotiate and otherwise “sell” to such accounts

Commit to certain revenue targets consistent with ION’s sales plan, and its 2007 and 2008 operating plans.

In support of the business development effort, ION will:

Provide marketing /sales collateral

Sales/Technical Training

Sales Support

Provide sales and technical support at sales meetings

Provide proposal and contract development

Engagement Structure

The engagement will be led by Greg Carr, Managing Partner of McGat Enterprises and supported by members of the McGat Enterprises team namely Tom O’Connor and Jeff Hegan

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and other individuals as from time to time may be presented by McGat and approved by ION. ION may request changes in such personnel during the term of the engagement.

Remuneration

McGat Enterprise’s fee for this engagement will be a retainer of $20,000 per month for months 1-6 and $25,000 for months 7 through termination, pro-rated for partial months, if applicable.

McGat Enterprises will be compensated as follows:

Calendar Year	Booked Revenue	Commission
2007	$1 - $3,000,000	6%
	$3,000,001 - $4,500,000	8% (1)
	above $4,500,001	10% (2)
2008	$1 - $4,000,000	6%
	$4,000,001 - $6,000,000	8% (3)
	above $6,000,001	10% (4)

(1)

including revenue below $3,000,000

(2)

including revenue below $4,500,000

(3)

including revenue below $4,000,000

(4)

including revenue below $6,000,000

Commissions will be based upon revenues generated from the acquisition of new customers and distribution partners but, at ION’s option, commissions may be based on revenues generated from business development activities with ION’s existing customers and partners. A representative list as of January 24,2007 shall be supplied to McGat upon execution.

The 2008 commission milestones will be subject to a review by ION and McGat Enterprises Team’s during the 4th quarter of 2007 and may be adjusted by mutual agreement.

Payment of commissions (including the determination of the components of booked revenue) shall be made subject to ION’s policies, as set forth in Exhibit A (“Commission Payment Policies”) hereto, relating to among other matters, the timing of the payment.  As further

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consideration for the services provided by McGat Enterprises, ION shall issue to McGat Enterprises a warrant in the form of Exhibit B (“Form of Warrant”) hereto.

In addition to the monthly retainer, McGat Enterprises will be reimbursed for reasonable and ordinary business engagement related expenses subject to ION’s travel policy (attached as Exhibit C, (“Travel Reimbursement Policy”) subject to revision, which shall be approved in advance if any expenditure exceeds $100.00.   McGat may bill the monthly retainer on the 15th of each month, for services to be rendered during the next month. This engagement will commence on January 29, 2007 and will continue until December 31, 2008, unless terminated earlier, as set forth below.  The commission fee will remain effective following termination of this agreement for booked revenue generated by McGat Enterprises (described above) during the term of the engagement, which includes, subject to the provisions of Exhibit A hereto, a multi-year purchase agreement or continuation of a project related implementation schedule, provided that such revenues are booked in accordance with generally accepted accounting principles based on non-cancelable customer commitments pursuant to binding agreements entered into during the term of this agreement.

The engagement of McGat by ION shall immediately terminate, at ION’s option (unless otherwise provided below), if (a) McGat Enterprises has materially breached this Agreement, upon 30 days’ written notice from ION of the occurrence and nature of such material breach, (b) McGat  (or any of its employees or members) has engaged in fraud, embezzlement, gross negligence or willful misconduct in the rendition of services hereunder, (b) McGat Enterprises has failed or refused to perform its assigned duties hereunder and has failed to remedy such failure or refusal within 30 days of receipt by it of written notice from ION notifying McGat  of such failure or refusal, or (c) McGat Enterprises has acted contrary to, or has failed to act in accordance with, a directive or policy of ION, (d) McGat or any of its employees or members has been convicted of, or pleads guilty or nolo contendere to, any crime of dishonesty or any felony, or (e) McGat Enterprises has violated any restrictive covenants herein .  In such circumstances, ION may pursue its remedies hereunder, at law or in equity.  This paragraph shall apply to McGat and ION mutually in all material  respects.

Without limiting the provision of the previous paragraph, either party may discontinue this engagement without cause, upon 30 days’ written notice.  In this event, ION be billed for expenses and retainer amounts incurred to the effective date of cancellation.

Upon termination of this Agreement for any reason or its expiration, McGat Enterprises shall immediately cease all activities hereunder and shall send or deliver, at ION's direction, all of ION's materials as well as all papers, computer discs or other documents and information which relate to ION or its services and products (including, without limitation, customer lists, correspondences, invoices, solicitations, advertising or sales materials or technical documents and all copies of same), all of which shall constitute ION property.

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During the term of this engagement, McGat shall perform its duties in strict compliance with all applicable laws, rules and regulations of duly constituted governmental authorities, and shall obtain all licenses, registrations or other approvals required by law in connection with the services to be rendered hereunder.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to contracts executed in and to be performed entirely within that state.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New Jersey state or federal court sitting in Morris County in the State of New Jersey.

It is expressly acknowledged that the McGat Enterprises is engaged as an "independent contractor," and nothing in this Agreement shall be intended and/or construed to (a) create an employer/employee, partnership, or joint venture relationship, or (b) allow either to exercise control or direction over the other party’s operations.  McGat does not have, nor shall it hold itself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon ION, without ION's prior written consent.  As an independent contractor, McGat Enterprises acknowledges that all services hereunder are done on a “work for hire” basis.  As an independent contractor, ION will not withhold on behalf of McGat any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees.  All of such payments, withholdings, and benefits, if any, are the sole responsibility of McGat Enterprises and, accordingly, McGat indemnifies and holds ION harmless from any loss or liability incurred by McGat Enterprises arising with respect to such payments, withholdings, and benefits.

During the term of this engagement and for a period of 12 months after its expiration or termination, McGat shall maintain insurance coverage, with financially sound and reputable insurers, in amounts no less than those specified for each of the following types: (i) General Commercial Liability, providing coverage for bodily injury or death, (ii) Workmen’s Compensation coverage and (iii) Professional Liability and Errors and Omissions policies, all of which shall be issued on an occurrence basis, not a "claims made" basis and each of which shall be in the amounts of $1,000,000 per occurrence and $5,000,000 in the aggregate.  The foregoing coverages shall include ION and its officers, directors and employees as additional named insureds.  McGat Enterprises shall provide ION with evidence of such insurance coverages prior to the execution hereof and will provide to ION no less than 30 days’ prior written notice of any cancellation or material change in such insurance coverages.

All notices required or permitted to be given by either party to the other under this Agreement shall sent to the physical or facsimile addresses set forth below or to such other address, or to the attention of such other person or officer, as any party hereto may by written notice designate, and shall be sufficient if sent by:  (a) hand delivery or courier service, with

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signature confirmation; (b) certified mail, return receipt requested; or (c) telegram or facsimile, with electronic confirmation of receipt to the sender.  Facsimile or other electronic signatures of the undersigned parties will have the same force and effect as original signatures.

While McGat is engaged hereunder and for a period of 12 months following the termination or cessation of such engagement for any reason, neither McGat Enterprises nor ION will, directly or indirectly:

•

Solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee of the other party to leave the employ of the other party or solicit for employment, hire or engage as an independent contractor, or attempt to solicit for employment, hire or engage as an independent contractor any person who was employed by the other party at any time during the engagement; or

While McGat is engaged hereunder and for a period of 12 months following the termination or cessation of such engagement for any reason, McGat Enterprises will not, directly or indirectly:

•

Solicit, induce or attempt to induce any customer, supplier or other business relation of ION or any prospective customer, supplier or other business relation of ION with which McGat had contact or which was solicited or served by McGat Enterprises while McGat was engaged by ION, to cease doing business with ION, or in any way interfere with the relationship between any such prospective or actual customer, supplier or business relation and ION.

McGat Enterprises represents, warrants and covenants that it shall not, during the term of this engagement, represent any other manufacturer or other organization whose business directly or indirectly competes with the ION.

McGat agrees that the provisions contained herein are necessary for the protection of the business and goodwill of ION, and are considered by McGat Enterprises to be reasonable for such purpose.

/s/ Gregory Carr

Date: January 26, 2007

Gregory Carr

Managing Partner

McGat Enterprises, LLC

6 Stonehedge Court

Warren, NJ  07059

Facsimile ___________________

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Email:  _____________________

Agreed to and Accepted:

/s/ Norman Corn

Date: January 26, 2007

Norman Corn
Chief Executive Officer

Ion Networks, Inc.

120 Corporate Boulevard

South Plainfield, NJ 07080-2408

Facsimile ___________________

Email:  _____________________

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EXHIBIT A

COMMISSION PAYMENT POLICIES

Ion Networks, Inc.

________________________________________________

1.

REVENUE CREDIT -  Commissions are earned for the amount of revenue for orders received in accordance with the definition of Revenue

2.

COMMISSION PAYOUT - Commissions are calculated as follows:

(a)

75percent of earned commission is paid at the end of the subsequent month following the month of Revenue recognition; and

(b)

25 percent will be paid at the end of the month of collection of such Revenue.

3.

REVENUE CREDIT AND COMMISSION - In the event of conflict between two outsourcing groups, 100 percent of revenue credit and commission will be given to the primary outsource group as determined by the CEO.  At no time will the total commission paid for any specific order or sale exceed 100 percent of the commission should the sale have been credited to one outsource group. The outsource group may be credited for sales through an indirect channel provided the opportunity is identified and forecasted by the outsource group at least 30 days prior to booking the order.

4.

Revenue recognized for services provided to ION customers by third-party contractors, such as installation, implementation, etc. of ION solutions, will be credited in full against the commissionable revenues.   Commissions paid on services revenue obtained as described herein will be based upon the profit (revenue minus direct third-party costs) realized by ION for such services.

5.

Commissions paid for sales of hardware sourced from third party vendors and resold to ION customers will be based upon the profit realized by ION for such products.  .

6.

CHARGE-BACKS - adjustments will be applied against commission payments as follows:

(a)

Returns, cancellations and credits will result in a 100 percent charge-back of all revenue credits, commissions previously earned and/or paid.

(b)

Charge-back of revenue credits may result in a lower commission rate for other orders.  In this event, the commission paid against such orders will be adjusted accordingly and the overpayment of any commissions will be deducted from the commissions earned in the current month and year the charge-back is processed.

(c)

In the event that an invoice for equipment that has been shipped, installed and is operational at the customer site goes unpaid for 90 days or more, ION reserves the right to debit the commissions that may have been paid against the uncollected invoice(s) from future earned commissions.

(d)

TERMINATION - Upon termination of engagement, payment of commissions previously earned by the outsource group will be made within 120 days of the termination, less any advance, charge-backs or other monies due.  Any accounts that remain unpaid 91 days after the invoice date will result in forfeiture of commissions that were held back. If customer should pay after the 91st day ION, and McGAT has been an active in the colletion of the overdue amount then ION will be responsible to pay commission, less colletion expenes within 30 days  Outsource group agrees that any commissions paid are subject to charge-back under provisions set forth in section 6 above.  Any balances due ION may be held against any commission. Outsource group agrees that repayment of any amounts that subsequently would have been paid back based on Section 6 charge-back policy will be remitted to ION.  The customer relationship always remain the property of ION.  upon termination of engagement for any reason, outsource group shall immediately remit to ION all of ION’s information, files, customer lists, confidential information, business plans, etc.  However, McGat will be entitled to one copy of its contact list with all contact information, but not sales history or ION specific in formation

7.

REASSIGNMENT  - ION reserves the right to reassign account responsibility at any time.

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EXHIBIT B

Form of Warrant

________________________________________

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EXHIBIT C

Travel Reimbursement Policy

Ion Networks, Inc.

________________________________________________

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